SHARE PURCHASE AGREEMENT BETWEEN

WILDCAT SILVER CORPORATION

- and -

DIAMOND HILL INVESTMENT CORP.

May 18, 2006

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT made and dated for reference the 18 day of May, 2006.

BETWEEN:

WILDCAT SILVER CORPORATION, a company duly
incorporated and validly subsisting under the laws of British
Columbia and having an office at Suite 400 – 837 West Hastings
Street, Vancouver, British Columbia, V6C 3N6

(the “Purchaser”)

AND

DIAMOND HILL INVESTMENT CORP., a corporation duly
incorporated and validly subsisting under the laws of British
Columbia, and having an office at 5903 Larch Street, Vancouver,
British Columbia, V6M 4E5

(the “Vendor”)

WHEREAS:

A.	The Vendor is the legal and beneficial owner of all of the issued and outstanding common shares in the capital of Arizona Minerals Inc. (the “Corporation”); and

B.

The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, 80% of the Vendor’s shares in the capital of the Corporation, being 80% of the issued and outstanding common shares of the Corporation, on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and of the premises, covenants and agreements herein set forth, the parties hereto covenant and agree each with the other as follows:

1.	INTERPRETATION

1.1            For the purposes of this Agreement, unless the context otherwise requires, the following words and phrases will have the meanings hereinafter ascribed to them:

(a)	“Agreement” means this share purchase agreement, including the recitals and all schedules hereto, as amended and supplemented;

(b)	“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or Order, or any consent, exemption, approval or license of any Governmental Authority that applies, in whole or in part, to the parties hereto, the Purchased Shares or the business, Assets, operations or affairs of the Corporation;

(c)

“Assets” means all tangible assets such as real estate, fixtures and chattels and intangible things such as contractual rights, including without limitation the Corporation’s interest in or arising out of the Material Contracts, mineral rights, and intellectual property rights and benefits, held by the Corporation as set forth in Schedule “A”;

(d)	“Associated Company” means:

(i) any corporation which owns directly or through any other means more than 30% of the outstanding capital stock of a party hereto,

(ii) any corporation of which a party hereto owns directly or through any other means more than 30% of the outstanding capital stock, and

(iii) any corporation of which either of the corporations referred to in paragraphs (i) and (ii) owns directly or through any other means more than 30% of the outstanding capital stock;

(e)	“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c.57;

(f)

“Business Day” means any day other than Saturday, Sunday or any other day which is a legal holiday in Vancouver, British Columbia, on which commercial banking institutions in Vancouver, British Columbia are open for the transaction of business;

(g)

“Closing” means the delivery of all prescribed documents, certificates and agreements in connection with the purchase and sale of the Purchased Shares and related transactions, and “Closing Date” means the date upon which Closing occurs, as provided in section 7;

(h)	“Commercial Production” has the meaning assigned to that term in the Shareholders’ Agreement attached hereto as Schedule “E”;

(i)	“Commissions” means the British Columbia Securities Commission and the Alberta Securities Commission;

(j)	“Completion Date” means the effective date of the Reorganization;

(k)

“Constating Documents” means the Memorandum, the Notice of Articles, the Articles, the Articles of Incorporation, the Articles of Arrangement, the Articles of Continuance, the Articles of Amalgamation, or other agreement or contract pursuant to which a body corporate is incorporated, arranged, continued or amalgamated, as the case may be, together with any amendments thereto, the by-laws of such corporation, any special rights and restrictions associated with any class of shares and any shareholders’ agreement which has been executed by such body corporate and which governs in whole or in part the affairs of such body corporate;

(l)	“Corporation” means Arizona Minerals Inc. a corporation duly incorporated and validly subsisting under the laws of Nevada;

(m)	“Corporation Share” means a common share with a par value of ONE TENTH (U.S.$0.001) United States Cent in the capital stock of the Corporation, as presently constituted;

(n)	“Credit Agreement” means the credit agreement dated March 10, 2006, between Quest Capital Corp. and the Vendor;

(o)

“Data” means all data, information and records, in whatever form and whether factual or interpretive, with respect to the Purchase Agreement and all work done on or with respect to the Property in connection with the exploration for and assessment of the mineral resources thereof pursuant to the rights granted by the Purchase Agreement, whether by or on behalf of the Corporation or its optionees, agents, consultants, a subsidiary or any joint venture partners, and in the possession or control of the Vendor or the Corporation, including all:

(i) drill logs, assay results, maps, field notes, sections, and plans,

(ii) prospecting, geochemical, geophysical, metallurgical and other reports, and

(iii) cores, sample pulps, sample rejects, rock and soil samples;

(p)	“Drop Dead Date” means December 15, 2006.

(q)

“Encumbrance” means any encumbrance of any kind whatsoever and includes a security interest, mortgage, lien, charge, hypothec, pledge, hypothecation, assignment, trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, an adverse claim or any other right, option or claim of others of any kind whatever, any covenant or other agreement, restriction or limitation, a deposit by way of security and an easement, restrictive covenant, agreement or right of way (registered or unregistered), restriction, encroachment, burden or title reservation of any kind with respect to real property;

(r)	“Escrow Agreement” has the meaning assigned to it in section 6.4 hereof;

(s)	“Exchange” means the Canadian Trading & Quotation System Inc.;

(t)

“Generally Accepted Accounting Principles” means Canadian generally accepted accounting principles which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

(u)

“Governmental Authority” means any federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, tribunal, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

(v)	“Material Contracts” means those agreements to which the Corporation is a party as listed in Schedule “C” attached hereto and includes, without limitation, the Purchase Agreement;

(w)	“Notice” means any citation, directive, order, claim, judgment, letter or other communication, written or oral, actual or threatened, from any Person;

(x)	“Order” means any order (draft or otherwise), judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority or other Person;

(y)

“Person” means an individual, a partnership, a body corporate, a corporation, a joint venture, a trust, an unincorporated association or other form of enterprise or legal entity or Governmental Authority;

(z)	“Property” means those lands situate in the State of Arizona to which the Purchase Agreement pertains from time to time, as described in Schedule “B” attached hereto;

(aa)	“Purchase Agreement” means the Purchase and Sale Agreement dated October 28, 2005 between the Corporation and ASARCO LLC.

(bb)	“Purchased Shares” means 80% of the issued and outstanding Corporation Shares, being EIGHTY (80) Corporation Shares;

(cc)	“Regulation S” means Regulation S made under the 1933 Act;

(dd)

“Reorganization” means the proposed reorganization of the Purchaser and its assets by way of a plan of arrangement or otherwise, whereby the assets of the Purchaser, including the Assets to be acquired under this Agreement, shall be split among two corporations (one being the Purchaser), such corporations each to be listed on the Exchange;

(ee)

“Royalty Agreement” means the Royalty Agreement between the Corporation and the Vendor, pursuant to which the Corporation agrees to pay the Vendor a 2% Net Smelter Returns Royalty in respect of all Commercial Production on or from the Property;

(ff)	“Securities Act” means the Securities Act, R.S.B.C. 1996, c. 418;

(gg)	“Share” means a common share without par value in the capital stock of the Purchaser, as presently constituted;

(hh)	“Shareholders’ Agreement” means the Shareholders’ Agreement in respect of the Corporation as set out in Schedule “E” attached hereto;

(ii)	“Tax Act” means the Income Tax Act (Canada);

(jj)

“Taxes” means all income, franchise, business, property, sales, use, value added, withholding, excise, alternate minimum, capital and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;

(kk)	“United States” means the United States, as that term is defined in Regulation S, which definition includes, but is not limited to, the United States of America and its territories and possessions;

(ll)

“U.S. Person” means a U.S. Person as that term is defined in Regulation S, which definition includes, but is not limited to, an individual resident in the United States and an estate or trust of which any executor, administrator, or trustee, respectively, is a U.S. Person, and any partnership or corporation organized or incorporated under the laws of the United States;

(mm)

“Wildcat Financial Statements” means the audited financial statements of the Purchaser for the year ended June 30, 2005 and the unaudited financial statements for the three month period ended December 31, 2005, copies of which are available on SEDAR at www.sedar.com;

(nn)	“Wildcat Shares” means the TWENTY-TWO MILLION FIVE HUNDRED THOUSAND (22,500,000) Shares to be issued to the Vendor on the exercise or deemed exercise of the Wildcat Special Warrants;

(oo)

“Wildcat Special Warrants” means the TWENTY-TWO MILLION FIVE HUNDRED THOUSAND (22,500,000) Class “B” Special Warrants to be issued to the Vendor as part consideration for the Purchased Shares, each whole Wildcat Special Warrant of which entitled the holder to acquire one Wildcat Share for no additional consideration;

(pp)	“1933 Act” means the United States Securities Act of 1933.

1.2           In this Agreement, except as otherwise expressed or provided, or as the context otherwise requires:

(a)

the headings and captions are provided for convenience only and will not form a part of this Agreement, and will not be used to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(b)

the words “include” or “including” when following any general term or statement are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting it to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(c)

an accounting term not otherwise defined has the meaning assigned to it under, and all accounting matters will be determined in accordance with, Generally Accepted Accounting Principles as consistently applied;

(d)	a reference to currency means Canadian currency unless specifically indicated otherwise;

(e)

a reference to a statute includes every regulation made pursuant thereto, all amendments to the statute or to any such regulation enforced from time to time, and any statute or regulation that supplements or supersedes such statute or any such regulation;

(f)	a reference to time or date is to the local time or date in Vancouver, British Columbia, unless specifically indicated otherwise;

(g)

a reference to a particular corporation includes the corporation derived from the amalgamation of the particular corporation, or of a corporation to which such reference is extended by this paragraph (g), with one or more other corporations;

(h)	a word importing the masculine gender includes the feminine or neuter and a word importing the singular includes the plural and vice versa; and

(i)	a reference to “approval”, “authorization”, “consent”, “designation” or “notice” means written approval, authorization, consent, designation or notice unless specifically indicated otherwise.

1.3           The following Schedules are attached hereto and form a part hereof:

Schedule “A”	-	Assets of the Corporation
Schedule “B”	-	The Property
Schedule “C”	-	Material Contracts of Corporation
Schedule “D”	-	Financial Statement of Corporation
Schedule “E”	-	Form of Shareholders’ Agreement

1.4           No amendment, waiver, termination or variation of the terms, conditions, warranties, covenants, agreements and undertakings set out herein will be of any force or effect unless the same is reduced to writing duly executed by all parties hereto in the same manner and with the same formality as this Agreement is executed.

1.5           No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) and no waiver will constitute a continuing waiver unless otherwise expressly provided.

1.6           Every provision of this Agreement is intended to be several and accordingly:

(a)

if any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, in any jurisdiction, the validity, legality and unenforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of any other provision contained herein will not in any way be affected or impaired thereby except that if, under reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid, illegal or unenforceable; and

(b)

if any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will be construed and enforced as if all invalid or unenforceable provisions and all provisions so deemed to be invalid or unenforceable were not contained herein.

2.	REPRESENTATIONS AND WARRANTIES

2.1           The Vendor warrants and represents to the Purchaser as follows:

Status and Capacity of Corporation

(a)	the Corporation is a valid and subsisting corporation duly incorporated and validly organized under the laws of Nevada and:

	(i)	is in good standing and up to date with all corporate filings and annual reports required under Applicable Laws,

(ii)

has the corporate power and capacity to carry on the business now carried on by it and to own, lease or acquire the Assets or interests in the Assets now owned or leased by it or proposed to be acquired by it,

	(iii)	is duly qualified and registered to carry on business in each jurisdiction in which the conduct of its business or the ownership or leasing of the Assets makes such qualification necessary, and

	(iv)	is not in breach or default of any requirements under any Applicable Laws to which it is subject;

(b)	the Corporation has no subsidiaries;

(c)

the authorized share capital of the Corporation consists of ONE THOUSAND (1000) common shares, each with a par value of ONE TENTH (U.S.$0.001) of a United States Cent, of which a total of ONE HUNDRED (100) Corporation Shares are issued and outstanding;

(d)	the Purchased Shares constitute 80% of the issued and outstanding Corporation Shares, the remaining 20% of which (the “Remaining Shares”) are held by the Vendor;

(e)

the Purchased Shares are all validly issued as fully paid and non-assessable shares in the capital of the Corporation and are free and clear of all Encumbrances arising by, through or under the Corporation or the Vendor or otherwise;

(f)

no Person has any right, present or future, contingent or absolute, to require the Corporation to increase its capital or to issue any security or share in its capital including Corporation Shares and, in particular, there are no outstanding securities of the Corporation which are convertible into Corporation Shares and there are no outstanding options on or rights to subscribe for any of the unissued Corporation Shares;

(g)	the directors and officers of the Corporation are as follows, each of whom has been duly and validly appointed or elected:

Director

R. Stuart Angus

Officers

R. Stuart Angus – President, Secretary and Treasurer

(h)

since the date of incorporation of the Corporation, the only business of the Corporation has been the acquisition of rights to minerals, and the exploration therefor, and such business has been carried on in the usual and ordinary course and the Corporation has not entered into any transaction out of the usual and ordinary course of such business;

(i)	the Corporation does not have any assets other than the Assets;

(j)

no action, suit, judgment, investigation, assessment, reassessment, litigation, determination, administrative or other proceeding, arbitration or dispute with any Governmental Authority, is in progress, pending or threatened by, on behalf of, or against the Corporation or any of the Assets or the Property and, to the knowledge of the Vendor, no state of facts exists which could reasonably constitute a basis therefor;

(k)	the completion of the transactions contemplated hereby will not, insofar as related to the Corporation:

(i) conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the Constating Documents of the Corporation,

(ii)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any Applicable Law to which the Corporation is subject,

(iii)	constitute or result in a breach of or a default under any Material Contract,

(iv)	give to any Person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with respect to any Material Contract, or

(v)

give to any Governmental Authority any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, licence, consent or authority issued to the Corporation and which is necessary or desirable in connection with the conduct and operation of the business or operations of the ownership or leasing of the Assets or the Property;

(l)

the Corporation holds all permits, licences, consents and authorities issued by any Governmental Authority which are necessary or desirable in connection with the conduct and operation of the business of the Corporation and the ownership or leasing of the Assets as the same are now conducted, owned or leased, and all such permits, licences, consents and authorities are in full force and effect and no notice of breach or default or defect in respect of the terms of any such permit, licence, consent or authority has been received by the Corporation, and the Corporation is not aware of any matters which could give rise to such notice;

(m)	the Corporation has not, since incorporation, had and does not now have any employees;

Financial

(n)	no financial statements, audited or unaudited, have been prepared for the Corporation since the Balance Sheet and Statement of Operations dated March 31, 2006, and attached in Schedule “D”;

(o)	the Vendor is not indebted to the Corporation;

(p)	except with respect to the Credit Agreement and the transactions and security contemplated therein, and:

	(i)	any accrued and unpaid bonding, license or similar fees or taxes payable in connection with the Purchase Agreement,

	(ii)	any accrued and unpaid corporate or other filing fees with respect to annual corporate filings, or

	(iii)	accrued technical expenses and holding costs associated with the due diligence matters respecting the transaction contemplated hereby,

and which amounts in (i) to (iii) do not, collectively, exceed the nominal sum of FIVE THOUSAND ($5,000) DOLLARS, the Corporation is not indebted to any Person;

(q)	other than pursuant to the Credit Agreement and the transaction and security contemplated therein, there are no liabilities, contingent or otherwise, of the Corporation, other than:

	(i)	pursuant to the requirements of the Purchase Agreement, or

	(ii)	in connection with annual filings and other outstanding corporate matters,

	(i)	and (ii) of which, do not exceed, and are included within, the FIVE THOUSAND ($5,000) DOLLARS specified in paragraph (p);

(r)	no dividends have been declared or paid on or in respect of Corporation Shares since the incorporation of the Corporation;

(s)

other than pursuant to the Credit Agreement and the transaction and security contemplated therein, the Corporation is not a party to nor is it bound by any guarantee, indemnification, indemnity, surety or other contingent or similar obligation;

(t)

all tax returns and other reports of the Corporation as required by Applicable Law to be filed prior to the date hereof have been filed and are true, complete and correct, and all Taxes and other governmental charges to the date hereof have been paid;

(u)	it is not aware of any contingent tax liability of the Corporation or any grounds which will prompt reassessment;

Contractual

(v)	Schedule “A” contains a complete and accurate description of all of the Assets;

(w)

the Corporation has good and marketable title to and possession of all of the Assets free and clear of all Encumbrances other than pursuant to the Purchase Agreement, the Credit Agreement and the transaction and security contemplated therein, and the Royalty Agreement;

(x)	none of the parties to the Material Contracts has made any material default in the performance of the terms thereof and there are no causes for forfeiture;

(y)

Schedule “C” contains a complete and accurate legal description of each of the Material Contracts and the Corporation is not a party to and is not bound by any contract or commitment other than as disclosed in Schedule “C” attached hereto;

(z)	the Material Contracts are each:

(i)	in good standing;

(ii)	in full force and effect; and

(iii)	have not been amended or assigned;

(aa)

other than pursuant to the Credit Agreement and the transaction and security contemplated therein, there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option, understanding or commitment for the purchase from the Corporation of its business or any of the Assets;

(bb)	the Vendor has paid to ASARCO LLC all amounts due pursuant to sections 2.1 and 2.2(i) of the Purchase Agreement;

Property and Environmental

(cc)	Schedule “B” contains a complete and accurate description of the Property, including a legal description of all exploration or mining licenses or leases in which the Corporation has an interest;

(dd)

to the best of the Vendor’s knowledge, except to the extent that any violation or other matter referred to in this paragraph does not have a material adverse effect on the Corporation, the Vendor and any optionee, joint venturer or partner which has carried out any work on or with respect to the Property:

	(i)	did not, in carrying out such work, violate any environmental laws,

	(ii)	during such activities received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of applicable environmental laws,

	(iii)	did not cause or permit any spill, release, deposit or discharge of hazardous or toxic substances, contaminants or wastes which has not been rectified;

(ee)

to the best of the Vendor’s knowledge, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property or the conduct of the operations related thereto, and the Corporation, the Vendor and the other parties to the Purchase Agreement have not received any notice of the same nor is the Vendor aware of any basis on which any such orders or direction could be made;

(ff)

there is no adverse claim or challenge against or to the Corporation’s ownership of the Assets or Purchase Agreement or its interest in the Property nor, to the best of the Vendor’s knowledge, is there any basis therefor, and no person, firm or corporation has any proprietary or possessory interest in the Purchase Agreement or the rights granted thereby other than as provided in the Purchase Agreement; and

(gg)

no person other than the Vendor pursuant to the Royalty Agreement is entitled to any royalty or other payment in the nature of rent or royalty on any mineral products which are the subject of the Purchase Agreement other than as provided in the Purchase Agreement.

2.2 The Vendor further warrants and represents to the Purchaser that:

(a)

the Vendor has good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer all legal and beneficial right, title, interest and ownership in and to the Purchased Shares to the Purchaser, free and clear of any Encumbrances other than pursuant to the Credit Agreement and the transaction and security contemplated therein, in accordance with the terms hereof;

(b)	this Agreement constitutes a legal, valid and binding obligation of the Vendor, enforceable in accordance with its terms, subject only to the following qualifications:

	(i)	equitable remedies, such as specific performance and injunction, are discretionary remedies and, in particular, may not be available where damages are an adequate remedy, and

	(ii)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting the enforceability of creditors’ rights;

(c)

the Vendor is the registered and beneficial owner of the Purchased Shares and Remaining Shares free and clear of all Encumbrances other than pursuant to the transactions contemplated in or completed in connection with this Agreement or pursuant to the Credit Agreement and the transactions and security contemplated therein;

(d)

except pursuant to this Agreement or the Credit Agreement and the transactions and security contemplated therein, no Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre- emptive or contractual right), capable of becoming an agreement, option or commitment for the purchase from the Vendor of any of the Purchased Shares or Remaining Shares;

(e)

the Vendor is not a U.S. Person and the office of the Vendor at which the Vendor received and accepted the offer to acquire the Purchased Shares in consideration of the issuance of the Wildcat Special Warrants hereunder is the address listed on page 1 of this Agreement;

(f)

Subject to section 6.3, the Vendor is acquiring the Wildcat Special Warrants for its own account and not with a view to resale or distribution, other than in accordance with available exemption(s) from the registration requirements of the 1933 Act and applicable state securities laws;

(g)

the Vendor understands that none of the Wildcat Special Warrants have been, nor will they be, registered under the 1933 Act and that the transaction contemplated hereby is being made in reliance on an exemption from such registration requirement;

(h)

the Vendor does not have any knowledge of a “material fact” or “material change”, as those terms are defined in the Securities Act, in the affairs of the Purchaser that has not been generally disclosed to the public, save knowledge of the transactions contemplated hereby;

(i)	no person has made any written or oral representations to the Vendor:

	(i)	that any person will resell or repurchase the Wildcat Special Warrants or the Wildcat Shares,

	(ii)	that any person will refund the purchase price of the Wildcat Special Warrants or the Wildcat Shares, or

	(iii)	as to the future price or value of the Wildcat Special Warrants or the Wildcat Shares;

(j)

it has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders, Governmental Authorities and others have been given to authorize the execution and delivery of this Agreement on its behalf and the completion of its obligations hereunder;

(k)

the entering into of this Agreement and the completion of the transactions contemplated hereby will not result in a material violation of any of the terms and provisions of any Applicable Laws or the Constating Documents of the Vendor, or of any agreement, written or oral, to which it is a party or by which it is bound including without limitation the Material Contracts; and

(l)	the Vendor does not presently hold any common shares in the capital of the Purchaser.

2.3           The Purchaser represents and warrants to the Vendor as follows:

Status and Capacity

(a)	the Purchaser is a valid and subsisting company duly incorporated and organized under the laws of British Columbia and is a reporting issuer in British Columbia and Alberta, has conditional approval to list its securities for trading on the Exchange, and the Purchaser:

(i)	is in good standing and up to date with all filings required under the Business Corporations Act;

(ii)

has the corporate power and capacity to carry on the business now carried on by it and to own, lease or acquire the assets or interests in assets now owned or leased by it or proposed to be acquired by it;

(iii)	is duly qualified to carry on business in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties and assets makes such qualification necessary; and

(iv)	is not in default of any requirement under any Applicable Laws to which it is subject;

(b)

the Purchaser has full right, power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement, and all requisite corporate acts and proceedings have been taken, or will have been taken before the Closing Date, so that the Purchaser may deal with its interests and fulfill its commitments as herein provided and this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject only to the following qualifications:

	(i)	equitable remedies, such as specific performance and injunction, are discretionary remedies and, in particular, may not be available where damages are an adequate remedy, and

	(ii)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting the enforceability of creditors’ rights;

(c)

the authorized share capital of the Purchaser consists of 200,000,000 Shares, and 100,000,000 preferred shares without par value and of which 34,290,780 Shares and 0 preferred shares are issued and outstanding as at Closing;

(d)	upon their issuance, the Wildcat Shares to be issued on the exercise or deemed exercise of the Wildcat Special Warrants, will be fully paid and non-assessable Shares of the Purchaser;

(e)

no Person has any right, present or future, contingent or absolute, to require the Purchaser to issue any Share in its capital and, in particular, there are no outstanding securities of the Purchaser which are convertible into Shares in the capital of the Purchaser, and there are no outstanding options on or rights to subscribe for any of the unissued Shares in the capital of the Purchaser, or any agreements, options or understandings capable of becoming options or agreements to purchase Shares in the capital of the Purchaser, except for as described in the listing statement of the Purchaser to be submitted by the Purchaser to the Exchange;

(f)	the directors and officers of the Purchaser are as follows, all of whom have been duly and validly appointed:

Directors

Donald B. Clark
Robert P. Wares
R. Stuart Angus
Michael A. Steeves

Officers

Donald B. Clark – Interim President and Chief Financial Officer

(g)

since June 30, 2005, the business of the Purchaser has been carried on in the usual and ordinary course and the Purchaser has not entered into any transaction out of the usual and ordinary course of business except in connection with the transactions contemplated hereby, the private placements to be completed concurrent with closing and the acquisition of certain mineral exploration properties in Arizona;

(h)

except as disclosed by the Purchaser to the Vendor, no action, suit, judgment, investigation, assessment, reassessment, litigation, determination, administrative or other proceeding, arbitration or dispute with any Governmental Authority, is in progress, pending or threatened by, on behalf of, or against the Purchaser, or any of its assets and, to the knowledge of the Purchaser, no state of facts exists which could reasonably constitute a basis therefor;

(i)

the Purchaser is not in breach of any Applicable Law, the breach of which would result in a material adverse change in the position (financial, business or otherwise) or condition of the Purchaser or would affect the rights of the Purchaser under any of its material contracts;

(j)

none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance by the Purchaser of its covenants and obligations herein will:

	(i)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the Constating Documents of the Purchaser,

	(ii)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any Applicable Law to which the Purchaser is subject,

(iii)

constitute or result in a breach of or a default under any agreement, contract, lease, indenture or other instrument or commitment to which the Purchaser is a party or is or may become subject or from which it derives or may derive benefit,

(iv)

give to any Governmental Authority any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, licence, consent or authority issued to the Purchaser and which is necessary or desirable in connection with the conduct and operation of the business or operations of the ownership or leasing of its assets and properties; or

(v)

constitute a default by the Purchaser, or any event which, with the giving of notice or lapse of time, or both, might constitute an event of default under any agreement, contract, lease, indenture or other instrument or commitment which could give any Person the right to accelerate the maturity for the payment of any amount payable under any such agreement, contract, lease, indenture, promissory note or other instrument or commitment;

(k)

the Purchaser holds all permits, licences, consents and authorities issued by any Governmental Authority which are necessary or desirable in connection with the conduct and operation of the business of the Purchaser and the ownership or leasing of its assets as the same are now conducted, owned or leased, and all such permits, licences, consents and authorities are in full force and effect and no notice of breach or default or defect in respect of the terms of any such permit, licence, consent or authority has been received by the Purchaser, and it is not aware of any matters which could give rise to such notice;

(l)

the Purchaser is not party to any collective agreement with any labour union or other association of employees and the Purchaser is not aware of any attempt to organize or certify the employees of the Purchaser as a bargaining unit;

Financial

(m)

the Purchaser is not, except as to indebtedness reflected in the Wildcat Financial Statements or incurred in the normal course of business since December 31, 2005, indebted to any Person other than a guarantee provided to Quest Capital Corp. (the "Quest Guarantee") which will be discharged immediately after Closing;

(n)	the Wildcat Financial Statements (as at their respective dates):

	(i)	are all current and up-to-date and reflect all material transactions undertaken by the Purchaser to the date thereof,

	(ii)	are true and correct and present fairly the financial history of the Purchaser,

(iii)	have been prepared in accordance with Generally Accepted Accounting Principles on a basis consistent with prior periods, and

(iv)	include and present fairly all of the assets and liabilities of the Purchaser as at the date thereof including, without limitation, all contingent liabilities of the Purchaser;

(o)

other than the transactions contemplated in this Agreement and the purchase of CVS Explorations Limitada, there are no liabilities, contingent or otherwise, known or unknown, of the Purchaser which are not disclosed or reflected in the Wildcat Financial Statements except those incurred in the ordinary course of its business since the date thereof (the “Wildcat Statement Date”) and there have been no material adverse changes in the financial affairs of the Purchaser since the Wildcat Statement Date;

(p)	no dividends have been declared or paid on or in respect of any Shares in the capital of the Purchaser since incorporation;

(q)	other than the Quest Guarantee, the Purchaser is not party to and is not bound by any guarantee, indemnification, indemnity, surety or other contingent or similar obligation;

(r)

all tax returns and reports of the Purchaser required by law to be filed prior to the date hereof have been filed and are true, complete and correct and all Taxes and other government charges to the Wildcat Statement Date have been paid or accrued in the Wildcat Financial Statements;

(s)

there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any Taxes, governmental charge or deficiency by the Purchaser;

(t)	to its knowledge, there is no contingent tax liability of the Purchaser or any grounds which will prompt reassessment including aggressive treatment of income and expenses in filing tax returns;

Contractual

(u)	none of the parties to the Purchaser’s material contracts has made any material default in the performance of the terms thereof;

(v)

other than the Reorganization, there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option, understanding or commitment for the purchase from the Purchaser of its business or any of its material assets; and

(w)

the Purchaser has filed all reports and documents required to be filed with the Commissions and the Exchange, and is not in default of any material requirements of the Business Corporations Act or the Securities Act.

2.4           The Purchaser hereby advises the Vendor as to certain matters in connection with the issuance of securities by the Purchaser hereunder, and the Vendor acknowledges and agrees, as follows:

(a)

no prospectus has been prepared or filed by the Purchaser with any securities commission or similar authority in any jurisdiction in connection with the distribution of the Wildcat Special Warrants or the Wildcat Shares hereunder and the Purchaser is relying upon an exemption from the requirements of the Securities Act to provide the Vendor with a prospectus and to sell securities through a person registered to sell securities under the Securities Act and that, as a result:

(i) certain protections, rights, and remedies provided by the Securities Act, including statutory rights of rescission or damages, will not be available to the Vendor;

(ii)

the Vendor may not receive information and the Purchaser is relieved from certain obligations that would otherwise be required to be given if a prospectus were provided under applicable securities legislation in connection with distribution of the Wildcat Special Warrants and the Wildcat Shares; and

(iii)

the issuance and distribution of Wildcat Shares to the Vendor is subject to such issuance and distribution being exempt from the requirements of applicable securities laws as to the filing or delivery of a prospectus;

(b)	there is no government or other insurance covering the Wildcat Special Warrants or the Wildcat Shares;

(c)

the Wildcat Special Warrants and the Wildcat Shares are extremely speculative investments, the acquisition of which involves a substantial degree of risk and the Vendor may lose all of its investment in the Wildcat Special Warrants and the Wildcat Shares;

(d)

no Governmental Authority, stock exchange or other entity has reviewed or made any finding or determination as to the merit for investment of, nor has any such Governmental Authority, stock exchange or other entity made any recommendation or endorsement with respect to, the Wildcat Special Warrants or the Wildcat Shares, and any representation to the contrary is a criminal offence;

(e)	if the Completion Date precedes the Drop Dead Date, the Vendor will not participate in the Reorganization as a shareholder of the Purchaser; and

(f)

the Purchaser and its counsel will each rely on the acknowledgements, representations, and warranties made herein or otherwise provided by the Vendor to the Purchaser in completing the acquisition of the Purchased Shares and the issuance of the Wildcat Special Warrants and the Wildcat Shares to the Vendor,

and the Vendor acknowledges and confirms that it has been made, and is, aware of each of the foregoing matters.

2.5           The Vendor acknowledges to, and agrees with, the Purchaser that no information or representation concerning the Purchaser has been provided to the Vendor by the Purchaser other than as set out in this Agreement and the Vendor is relying entirely upon such information or documents as are made publicly available by the Purchaser and are on file at the Exchange or the Commissions.

2.6           The Purchaser acknowledges that the Vendor has acquired the Property through bankruptcy proceedings (the “Bankruptcy”) which have completed as of the date of this Agreement and the Vendor represents and warrants that the presiding judge in the Bankruptcy proceedings has issued a final order with respect to the Property and therefore as at the Closing Date, the Corporation holds title to the Property.

2.7           The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Purchased Shares by the Purchaser.

2.8           Each party will defend, indemnify and save each of the other parties harmless from and against all actions, causes of action, losses, damages, costs, charges, liabilities and expenses arising out of or in connection with any breach of any representation, warranty or covenant of such party contained in this Agreement.

3.	COVENANTS OF THE VENDOR

3.1           Notwithstanding the transactions contemplated herein, the Vendor shall remain responsible for satisfying the obligations of the Corporation pursuant to section 2.2(ii) of the Purchase Agreement and shall execute any reasonable documentation evidencing such obligation as required by the Corporation acting reasonably.

4.	COVENANTS OF THE PURCHASER

4.1           Forthwith after execution and delivery of this Agreement, the Purchaser will take such steps and proceedings as may be reasonably required to list its shares on the Exchange and any necessary consents or approvals from the Commissions and any other applicable regulatory authority, with respect to the transactions contemplated by this Agreement including, without limitation, the acquisition of the Purchased Shares and the issuance of the Wildcat Special Warrants and the Wildcat Shares, and will comply with all applicable statutes and regulations and with all policy statements of the Commissions and the by-laws, rules and policies of the Exchange.

5.	PURCHASE AND SALE

5.1           On the basis of the representations and warranties and subject to the terms and conditions in this Agreement, on the Closing Date the Purchaser will purchase from the Vendor, and the Vendor will sell to the Purchaser, the Purchased Shares.

6.	PURCHASE PRICE AND DELIVERY

6.1           Subject to subsections 6.2, 6.3 and 6.4 the consideration to be paid by the Purchaser to the Vendor for the Purchased Shares (the “Purchase Price”) will be:

(a)

the allotment and issuance to the Vendor on execution of this Agreement of an aggregate of TWENTY-TWO MILLION FIVE HUNDRED THOUSAND (22,500,000) Wildcat Special Warrants at a deemed price of $2.05 (Cdn) per Wildcat Special Warrant. Each whole Wildcat Special Warrant shall be deemed to be exercised for no additional consideration into one fully paid and non-assessable Wildcat Share on the earlier of the Drop Dead Date and the Completion Date; and

(b)	US$10,000,000 plus the reimbursement of financing costs of US$111,616 paid by the Vendor to be paid as follows:

(i)

US$250,000 which the parties acknowledged and agree has been satisfied by the Purchaser by paying $250,000 to ASARCO LLC in partial satisfaction of the obligations of the Vendor under the Purchase Agreement;

	(ii)	US$3,500,000 to Quest Capital Corp on the Closing Date;

	(iii)	US$1,361,616 on or before June 30, 2006; and

	(iv)	US$5,000,000 on March 2, 2007.

6.2           Subject to the terms and conditions hereof, the Purchaser and the Vendor covenant and agree that at the Closing the Purchased Shares will be transferred to and registered in the name of the Purchaser.

6.3           The Vendor has advised the Purchaser that it holds certain of the Wildcat Special Warrants as bare trustee for the benefit of the following persons:

Rick Redfern	10,000,000
Donald B. Clark	1,000,000
Purni Parikh	100,000

Notwithstanding the foregoing, the Purchaser will be entitled to treat the Vendor as the sole owner of the Wildcat Special Warrants and to act in accordance with its instructions without regard to the interests of any other person, disclosed or undisclosed, and the Vendor will indemnify the Purchaser and save it harmless from all claims or damages incurred by it for so acting.

6.4           The Purchaser and the Vendor acknowledge and agree that some or all of the Wildcat Shares to be issued on the exercise of the Wildcat Special Warrants to the Purchaser pursuant to paragraph 6.1(a) shall be placed in escrow and released to the Vendor and its nominees over a three-year period commencing on the Effective Date pursuant to an escrow agreement (the “Escrow Agreement”), however, any Wildcat Shares remaining in escrow under the Escrow Agreement, shall be released from escrow in the event that:

(a)

the Purchaser completes, or has completed, a technical report in accordance with National Instrument 43-101, Standards of Disclosure for Mineral Projects, (“NI 43-101”) that identifies a measured, indicated or inferred mineral resource (as defined in NI 43-101) of at least 20,000,000 ounces of silver on the Property; or

(b)	an independent arm’s length third party completes a takeover bid, or otherwise acquires, over 50% of the issued and outstanding shares of the Purchaser.

7.	CLOSING

7.1            On Closing, the parties agree to enter into the Shareholders' Agreement in respect of the Corporation and governing all of the outstanding Corporation Shares substantially in the form attached as Schedule “E” attached hereto.

7.2           On Closing, the Vendor will deliver or cause to be delivered to the Purchaser, or as directed by the Purchaser:

(a)	share certificates of the Corporation representing the Purchased Shares registered in the name of the Purchaser or as directed by the Purchaser;

(b)	the Royalty Agreement duly executed by the parties thereto; and

(c)	accredited investor certificates from all persons to whom Wildcat Special Warrants are to be issued.

7.3           On Closing, the Purchaser will deliver or cause to be delivered to, or as instructed by, the Vendors:

(a)

certified copies of resolutions of the directors of the Purchaser authorizing this Agreement, the issuance of the Wildcat Shares, authorizing the delivery of the Wildcat Share certificates in the name of the Vendor;

(b)	certificates representing the Wildcat Special Warrants registered in the name of or as directed by the Vendor on Closing with photocopies thereof to be delivered to the Vendor;

(c)	a copy of the Exchange’s conditional listing approval and acceptance of this transaction; and

(d)	a legal opinion in respect of the Wildcat Special Warrants and Wildcat Shares to be issued to the Vendor in a form satisfactory to the Vendor and its counsel acting reasonably.

8.	HOLD PERIOD AND RESALE RESTRICTIONS AND VENDOR’S COVENANT REGARDING RESALE OF SHARES

8.1           The Vendor acknowledges that the Wildcat Special Warrants and the Wildcat Shares are  subject to resale restrictions imposed under applicable securities laws and the rules of regulatory bodies having jurisdiction including, without limiting the generality of the foregoing:

(a)

a requirement of the Exchange that the Wildcat Special Warrants and the Wildcat Shares may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Exchange or otherwise in Canada or to or for the benefit of a Canadian resident for a period of four (4) months from the date of issuance;

(b)

a requirement that, in place of the Escrow Agreement, some or all of the Wildcat Special Warrants or the Wildcat Shares to be allotted and issued to the Purchaser on Closing be placed in escrow and released, in accordance with such timed release. Accordingly, if the Exchange requires some or all of the Wildcat Special Warrants or the Wildcat Shares to be escrowed, the Vendors agree to enter into an escrow agreement in the required form (the “Exchange Escrow Agreement”), and the certificates representing such escrowed Wildcat Special Warrants or the Wildcat Shares will, on Closing, be delivered by the Purchaser to the escrow agent named in the Exchange Escrow Agreement, to be held and dealt with and released in accordance with the terms and conditions of the Exchange Escrow Agreement, with photocopies thereof delivered to the Vendors at Closing;

(c)

a requirement under the Multilateral Instrument 45-102 made under the Securities Act that the Wildcat Special Warrants or the Wildcat Shares may not be traded for a period of four (4) months from the date of issuance except pursuant to either a prospectus or an exemption from the applicable prospectus requirements; and

(d)

if the Vendor or other holder of the Wildcat Special Warrants or Wildcat Shares is a “control person” there are additional specific restrictions on the ability of the Vendor to dispose of the Wildcat Special Warrants or the Wildcat Shares in addition to the foregoing.

8.2           The Vendor acknowledges that it is the responsibility of the Vendor to determine and confirm what restrictions there are on the Vendor’s ability to resell the Wildcat Special Warrants or the Wildcat Shares and to comply with them before selling any of the Wildcat Special Warrants or the Wildcat Shares and, in particular, the Vendor covenants with the Purchaser that:

(a)

it will comply with the applicable rules and policies of the Exchange and the provisions of the Securities Act, the 1933 Act, and any other relevant securities legislation, concerning the holding and resale or other disposition of the Wildcat Special Warrants or the Wildcat Shares; and

(b)

upon each resale or other disposition by the Vendor of the Wildcat Special Warrants or the Wildcat Shares, the Vendor will effect such resale only in accordance with all applicable laws and stock exchange rules and policies.

9.	REORGANIZATION

9.1            The Vendor and Purchaser acknowledge and agree that the Purchaser shall use commercially reasonable efforts to complete the Reorganization, the structure and details of which are to be determined by the Purchaser in it sole discretion, as soon as reasonably practicable after Closing.

10.	GENERAL PROVISIONS

10.1           The Vendor, at its expense, will, and will procure that the Corporation will, execute and deliver all such further documents and instruments, give all such further assurances, and do all such acts and things as the Purchaser or its solicitors may reasonably require to carry out the full intent and meaning of this Agreement and to assure to the Purchaser the Purchased Shares.

10.2           The Purchaser, at its expense, will execute and deliver all such further documents and instruments, give all such further assurances and do all such acts and things as the Vendor or its solicitors may reasonably require to carry out the full intent and meaning of this Agreement.

10.3           This Agreement contains the whole agreement between the Vendor and the Purchaser in respect of the subject matter hereof and supersedes and replaces all prior negotiations, communications, correspondence and agreements. There are no warranties, representations, terms, conditions or collateral agreements, express or implied, statutory or otherwise, other than as expressly set forth in this Agreement.

10.4           This Agreement will enure to the benefit of and be binding upon the parties and each of them and their respective heirs, successors, liquidators, executors. No party may assign any of its right, title or interest in, to or under this Agreement, nor will any such purported assignment be valid amongst the parties hereto, except with the prior written consent of all parties hereto, such consent not to be unreasonably withheld.

11.	APPLICABLE LAW

11.1            This Agreement will, in respect of the following matters, be governed by the following laws (without reference to their choice of law rules):

(a)	with respect to matters relating to the Assets, by the laws of the State of Arizona and the laws of the United States applicable therein; and

	(b)	with respect to all other matters, by the laws of British Columbia.

12.	ARBITRATION

12.1           Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of it, shall be referred to and finally resolved by arbitration in accordance with the rules of the British Columbia International Commercial Arbitration Centre in effect on the date of the commencement of any arbitration hereunder.

12.2           The parties agree that:

(a)	the appointing authority will be the British Columbia International Commercial Arbitration Centre;

(b)	the case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its “Domestic Commercial Arbitration Rules”;

(c)	the place of arbitration will be Vancouver, British Columbia;

(d)	the number of arbitrators will be one (1); and

(e)	the language used in the arbitral proceeding will be English.

12.3           The arbitrator’s fees will be paid by the disputant parties in equal parts during the course of the arbitration but upon final decision of the dispute, the defeated party or parties will pay all costs of the prevailing party or parties in connection with the arbitration and reimburse all such fees paid by the prevailing party or parties, subject to any contrary decision of the arbitrator.

12.4           Arbitrations pursuant to this section 12 will be carried out in such a manner as to render the arbitration award enforceable in each of British Columbia and any other jurisdiction in which a disputant resides, and in that regard all requirements of any such jurisdiction with respect to rendering a foreign arbitral award enforceable will be complied with.

12.5           The City of Vancouver will be the venue for any legal proceedings to enforce in British Columbia any arbitral award pursuant to this Agreement. In the case of other jurisdictions, the prevailing party or parties may, in their sole discretion, select the venue in the jurisdiction in question where legal proceedings will be brought to enforce in such jurisdiction any arbitral award pursuant to this Agreement.

13.	NOTICES

13.1           Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by sending the same by electronic facsimile, followed by a hard copy sent by registered airmail, in each case addressed as follows:

(a)	If to the Vendor:

Diamond Hill Investment Corp.
5903 Larch Street
Vancouver, B.C. V6M 4E5
Attention: President
Facsimile No.: (604) 267-1149

(b)	If to the Purchaser at:

Wildcat Silver Corporation
400 – 837 West Hastings STreet
Vancouver, B.C. V6C 3N6
Attention: President
Facsimile No.: (604) 687-1715

13.2           Provided that the sender’s facsimile machine produces a written confirmation slip indicating that the facsimile was received by the facsimile machine at the intended recipient’s facsimile number fixed in accordance with this section, any notice, direction or other instrument aforesaid will be deemed to have been given and received on the day it was sent by facsimile unless it was sent:

(a)	on a day which is not a Business Day in the place to which it was sent; or

(b)	after 4:00 p.m. in the place to which it was sent,

in which cases it will be deemed to have been given and received on the next day which is a Business Day in the place it was sent to. Notices which are required to be sent for information purposes are required to be sent, but for the purposes of determining the time when receipt of a notice is effective hereunder it is the time of receipt of the primary notice which is relevant.

13.3 Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

14.	CONFIDENTIAL INFORMATION

14.1           So long as this Agreement is in effect and except as provided by Applicable Law, legal process or as required by the Commissions or the Exchange, each party will keep the contents of this Agreement and any documents, materials or correspondence provided hereunder (the “Confidential Information”) in the strictest confidence (and shall cause their respective representatives and agents to maintain such confidentiality) and shall promptly advise, consult and obtain the approval of the other party (such approval not to be unreasonably withheld) prior to issuing, or permitting any of their representatives to issue, any press release or statement to the media or any third party with respect to the transactions contemplated herein.

14.2           Each party agrees that any Confidential Information delivered to it hereunder by the other party will remain the property of the delivering party and that delivery of any Confidential Information to the party will not give it any right or interest therein other than the rights of use granted by this Agreement.

14.3           No party shall use or disclose Confidential Information of another party except for the purposes of this Agreement. Each party shall treat the Confidential Information of the other party in the same way it treats its own confidential information and shall use all reasonable efforts to protect the Confidential Information against unauthorized use or disclosure.

14.4           In the event that the transactions contemplated herein are not completed, each party shall immediately (and, in any event, within three business days) return all Confidential Information received from the other parties, including all copies (including electronic copies) or reproductions of such documents.

14.5           Each party may disclose the Confidential Information of the other party to its directors, officers and employees and to outside consultants, including but not limited to lawyers, investment bankers and other consultants (“Consultants”) who participate in the party’s evaluation of the Confidential Information for the purposes of this Agreement. Each party shall disclose Confidential Information only to those Consultants who have agreed to be bound by the obligations of the parties hereunder. Each party agrees to be liable to the other for any breach of this Agreement with respect to Confidential Information by such party or by its directors, officers, employees or Consultants.

14.6           Each party acknowledges that money damages will not be an adequate remedy for breach of the confidentiality obligations and limitations on use created by or arising under this Agreement and agrees that the other party shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the confidentiality obligations and limitations on use created by or arising under this Agreement.

15.	COUNTERPARTS

15.1           This Agreement, and any certificates or other writing delivered in connection herewith, may be executed in any number of counterparts with the same effect as if all parties had all signed the same documents, and all such counterparts and adopting instruments will be construed together and will constitute one and the same instrument. The execution of this Agreement and any other writing by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto, and executed copies delivered to each party who is a party hereto or thereto. Such delivery may be made by facsimile transmission of the execution page or pages, hereof or thereof, to each of the other parties by the party signing the particular counterpart, provided that forthwith after such facsimile transmission, an originally executed execution page or pages is forwarded by prepaid express courier to each of the other parties by the party signing the particular counterpart.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the day and year first above written.

The Corporate Seal of DIAMOND HILL	)
INVESTMENT CORP. was hereunto	)
affixed in the presence of:	)
)
)
"R. Stuart Angus"	)
Authorized Signatory	)	c/s
)
)
Authorized Signatory	)

The Corporate Seal of WILDCAT SILVER	)
CORPORATION was hereunto affixed in	)
the presence of:	)
)
)
"Donald B. Clark"	)
Authorized Signatory	)	c/s
)
)
Authorized Signatory	)

SCHEDULE “A”
ASSETS OF THE CORPORATION

1.	The Material Contracts

SCHEDULE “B”
THE PROPERTY

Legal Description of Property

1.

Eight Patented Claims, Names/Nos.: Camden Mine/1211192; Camden No.2/1211192; Hardshell No.1/121192; Hardshell No.15/1211192; Hermosa/10278; Salvador/10614; Bluff/10279; Alta/8635; aggregating approx. 135 acres; and

2.	Twenty-Six Unpatented Claims, Names/Nos.: Shell 1-20/51409-51428; Shell 44-49/51452-51457; aggregating approx. 486 acres;

all located in the Harshaw Mining District, Santa Cruz County, Arizona.

SCHEDULE “C”
MATERIAL CONTRACTS OF THE CORPORATION
AND SUBSIDIARIES

1.	The Purchase Agreement.

2.	The Royalty Agreement

SCHEDULE “D”
FINANCIAL STATEMENTS OF CORPORATION

Arizona Minerals Inc.
Balance Sheet
March 31, 2006

	Arizona		Arizona
	Minerals Inc.	FX	Minerals Inc.
	US$		CDN$
ASSETS

MINERAL PROPERTIES	7,909,071	1.1680	9,237,795
Hardshell Property
	$7,909,071		$9,237,795

LIABILITIES

CURRENT
Note payable	250,000	1.1680	292,000
Due to Diamond Hill Investment Corp.	3,861,593	1.1680	4,510,340
	4,111,593		4,802,340

LONG TERM LIABILITIES
Long term notes	3,828,264	1.1680	4,471,412
	7,939,857		9,273,753

SHAREHOLDERS' EQUITY

Share capital	10	1.1680	12
Deficit	(30,796)	1.1680	(35,970)
	(30,786)		(35,958)
	$7,909,071		$9,237,795

Incorporated September 13, 2005

Arizona Minerals Inc.
Statement of Operations
September 13, 2005 to March 31, 2006

	Arizona		Arizona
	Minerals Inc.	FX	Minerals Inc.
	US$		CDN$

EXPENSES
Interest	30,796	1.1680	35,970
NET LOSS, DEFICIT FOR THE PERIOD	$(30,796)	1.1680	$(35,970)

Arizona Minerals Inc.

US
Note Payable	4,500,000

Due March 14, 2007
Non-interest
Discount 18.5%

(3,797,468)

		31-Mar-06	30-Jun-06	30-Sep-06	31-Dec-06	31-Mar-06
Interest accretion
	702,532	30,796	175,152	177,076.47	177,076.47	142,431.07	702,532

Note Payable
31-Mar-06			(3,828,264)
30-Jun-06			(4,003,416)
30-Sep-06			(4,180,492)
31-Dec-06			(4,357,569)
31-Mar-06			-

SCHEDULE “E”
FORM OF SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT

     This Shareholder Agreement is made and entered into by and among Wildcat Silver Corporation, a British Columbia corporation (“Wildcat”), and Diamond Hill Investment Corp., a British Columbia corporation (“Diamond Hill”) and Arizona Minerals Inc., a Nevada corporation (the “Company”).

WHEREAS:

A. Wildcat and Diamond Hill entered into a share purchase agreement (the “Share Purchase Agreement”) made and entered into effective the 18th day of May, 2006 pursuant to which Wildcat purchased 80 % of the Shares in the capital of the Company;

B. Wildcat and Diamond Hill now wish to enter into this Agreement to provide certain specific procedures to govern the affairs of the Company.

     NOW THEREFORE pursuant to the rights and obligations of each of Wildcat and Diamond Hill under the Share Purchase Agreement and other good and valuable consideration, the sufficiency of which are acknowledged, Wildcat and Diamond Hill mutually agree as follows:

1.	DEFINITIONS

1.1            In this Agreement and in the schedules and recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

(a)

“Affiliate” means any corporation, individual, joint venture, limited liability company, limited partnership or other entity which directly or indirectly controls is controlled by or is under common control with a party to this Agreement and for the purposes of this Agreement “control” means possession directly or indirectly of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise;

(b)	“Agreement” means this shareholder agreement, including all attachments and exhibits hereto;

(c)	“Approved Program and Budget” means a Program and Budget approved or deemed approved by the Board in accordance with subsection 3.1;

(d)	“Board” means the board of directors or other governing body for the Company elected by the holders of Shares;

- - 35 - -

(e)	“Budget” means a detailed estimate of the anticipated costs and expenses for Company Operations to be conducted during a Budget Period;

(f)

“Budget Period” means the period of time for which a Budget for a Program has been approved which shall commence on the date for which the Program is effective and shall continue until the commencement of the next ensuing Budget Period;

(g)

“Commercial Production” means the commercial exploitation of Products but does not include milling for the purpose of testing or milling or leaching by a pilot plant or during an initial tune up period of a plant. Commercial Production will be deemed to have commenced:

(i)

if a plant is located on the Property, on the first day of the month following the first period of thirty (30) consecutive days during which Products have been processed through such plant for not less than fifteen (15) days at an average rate not less than seventy percent (70%) of the initial rated capacity of such plant; or

(ii)

if no plant is located on the Property, on the first day of the month following the first period of thirty (30) consecutive days during which Products have been shipped from the Property on a reasonably regular basis for the purpose of earning revenue;

(h)	“Company Account” means an account maintained by the Management of the Company showing the charges and credits accruing from Company Operations;

(i)

“Company Assets” means the Property and all improvements and fixtures located on the Property, all ores, metals, minerals and mineral products produced from the Property, and all tangible and intangible assets obtained by acquisitions, lease, license, or any other manner in connection with and in furtherance of the Company’s Operations;

(j)	“Company Operations” means all operations and activities conducted on or with respect to the Property by or at the direction of the Company;

(k)	“Diamond Hill” means Diamond Hill Investments Corp., and its assigns and successors;

(l)	“Director” means an individual member of the Board;

(m)	“Ownership Interest” means the interest of a Party in and to this Agreement, the Shares, any loans by such Party to the Company, any rights or obligations to

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contribute any Required Capital Contribution and subscribe for additional Shares and all other rights in respect of, or obligations towards, the Company;

(n)

“Party” means one of Wildcat, Diamond Hill or any other entity which becomes a party to this Shareholders’ Agreement as a result of acquiring Shares in accordance with provisions hereof and their respective successors and assigns and “Parties” means collectively Wildcat and Diamond Hill and all other entities which become a party to this Shareholders’ Agreement as a result of acquiring Shares in accordance with the provisions hereof;

(o)

“Percentage Interest” means the respective percentage ownership interests of each of Wildcat and Diamond Hill in the Shares as initially provided in Section 2 and thereafter as may be adjusted in accordance with this Agreement;

(p)	“Permitted Lender” means any bank, trust company, insurance company or other arm’s length financial institution;

(q)

“Products” means any and all metallic and non metallic minerals of every kind (excluding only oil, gas, casinghead gas and associated liquid and gaseous hydrocarbon substances) and shall include, deposits, ores, concentrates, and solutions containing such minerals and all forms in which such minerals may be found extracted or produced, as well as any by products having commercial value;

(r)	“Program” means a plan for the conduct of Company Operations to be conducted during a Budget Period;

(s)

“Property” means those lands situate in the State of Arizona held by the Corporation as more particularly set forth and described in Schedule “B” to the Share Purchase Agreement, and all rights attached, accruing or appurtenant thereto, together with any right or interest in real property later acquired by the Parties or their Affiliates and transferred to the Company pursuant to the provisions of this Agreement;

(t)

“Share” means one of the equal parts into which the Company’s capital is divided entitling the holder thereof to a proportional part of the profits of the Company during its existence and in the remaining Company Assets upon dissolution and to vote with respect to the election of the governing body of the Company;

(u)	“Third Party” means a person, firm or corporation who is not:

(i) a Party to this Agreement; or

(ii) a “related person” to any Shareholder as the concept of “related persons” is used in Section 251 of the Income Tax Act; and

(v)	“Wildcat” means Wildcat Silver Corporation and its assigns and successors;

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2.	OWNERSHIP INTERESTS

2.1           Initial Percentage Interests. The initial Percentage Interests of the Parties in the Company are:

Wildcat	80%
Diamond Hill	20%

Each Party will retain its initial Percentage Interest unless such interest is modified as provided in Sections 2 and 3 or terminated under other provisions of this Agreement.

2.2           Adjustment of Percentage Interests. If the Ownership Interests of the Parties change as a result of a Party not contributing that portion of any Required Capital Contribution or subscribing for additional Shares equal to its then Percentage Interest pursuant to subsection 3.5, subject to subsection 3.10, the Percentage Interest of each Party shall be adjusted accordingly and will at all times reflect the then percentage of all outstanding Shares held by such Party.

2.3           No Recoupment. No Party shall have the right to recoup or regain any Ownership Interest lost or reduced pursuant to any provision of this Shareholder Agreement by subsequent repayment of an amount previously not contributed.

3.	PROGRAMS AND BUDGETS

3.1           Programs and Budgets. The Program for the initial Budget Period shall be the $650,000 Program recommended by Wardrop Engineering Inc. in its technical report dated May 6, 2005 for the Property. Thereafter, on or before March 1st of each succeeding year, the Board shall prepare or cause to be prepared a Program and Budget for the following Budget Period. Each proposed Program and Budget, upon delivery to the Board, will be forwarded to the Parties who will have thirty (30) days to provide comments to the Board. The Board will meet within fourteen (14) days of the end of the thirty (30) day comment period to vote on the Program and Budget (modified in accordance with the comments received to the extent the Board may by resolution approve). If the Board fails, for any reason, to approve a Program and Budget by April 15th in any year, the Company will continue Company Operations at levels of activity and expenditure comparable with the last Approved Program and Budget, and the last Approved Program and Budget shall be deemed extended at such levels for the next ensuing Budget Period or until the Board otherwise by resolution decides.

3.2           Increase in Capital to Meet Funding Requirements. To the extent that an Approved Program and Budget cannot be financed by internally generated funds, or borrowed funds, then immediately after the approval of an Approved Program and Budget, the Board shall, in accordance with the Company's constating documents (the “Constating Documents”), call and convene a general special assembly of shareholders, to be held not later than thirty (30) days after the Program and Budget are approved, for the purpose of agreeing on an increase in the Company’s paid in capital (and, to the extent that payment of the proposed Required Capital

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Contribution will result in the paid in capital exceeding the authorized capital, to increase the authorized capital to the extent necessary) in an amount equal to that amount of the Approved Budget that cannot be funded by internally generated or borrowed funds (“Required Capital Contribution”). The Parties agree to vote their shares as necessary to approve such increase of paid in capital and, if necessary, authorized capital.

3.3           Contributions. Subject to the appropriate provisions in the Constating Documents and subsection 3.10 of this Agreement, and within thirty (30) days after approval of the increase in capital, each of the Parties shall elect to:

(a)

Subject to section 3.6, contribute such capital and subscribe to such additional Shares of the Company in proportion to its Percentage Interest in the Company at the time the capital is increased as is necessary to contribute to the Company an amount equal to its Percentage Interest of the Required Capital Contribution;

(b)	contribute such capital and subscribe to such additional Shares in an amount that is less than calculated in paragraph (a); or

(c)	not contribute any additional capital and not to subscribe to any additional Shares in the Company.

All such payments and subscriptions, or the lack of them, shall constitute the contribution for each of the Parties to an Approved Program and Budget. A failure to elect within such thirty (30) day period will be deemed an election not to contribute any Required Capital Contribution or subscribe for any Shares.

3.4           Right of Parties to Overcontribute. If a Party elects or is deemed to have elected not to contribute its Required Capital Contribution and not to subscribe to additional Shares, or agrees to contribute to the Required Capital Contribution and subscribe to Shares in an amount which is less than its Percentage Interest, the other Parties that are contributing and subscribing in proportion to their Percentage Interest may, subject to the appropriate provisions in the Constating Documents of the Company, elect to either:

(a)	contribute capital and subscribe to Shares to cover all or a portion of the Required Capital Contribution not contributed to by the other Party or Parties; or

(b)	not contribute capital and subscribe to Shares to cover such additional amount.

3.5           Reduction in Capital and Payment for Subscribed Shares. Pursuant to the Company’s Constating Documents, any additional Shares not subscribed to (after the Parties have been given the opportunity to exercise their subscription rights for additional Shares resulting from a capital increase) shall be cancelled by the Board and the proposed increase in capital reduced to reflect the amount of Required Capital Contribution actually paid and the additional Shares actually subscribed to by the Parties and the Board of Directors shall reduce the Program and Budget to reflect the Required Capital Contribution actually paid and Shares actually subscribed for by the Parties. If, as a result of Shares being issued to the Parties

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otherwise than in the same proportion as their respective Ownership Interests prior to such issuances, the respective Ownership Interests of the Parties shall be automatically adjusted accordingly.

3.6           Timing of Contribution. The timing and manner for payment of subscribed for Shares shall be as determined by the Company’s Constating Documents and as agreed to by a majority the assembly of shareholders which authorized the increase in capital.

3.7           Notification as to Elections to Contribute. Only for purposes of considering the need to increase the authorized capital of the Company, the Parties agree to notify each other as to their decision to subscribe or not subscribe to additional Shares before the general assembly, convened by the Board, and immediately after receiving the notification by the Board of an Approved Program and Budget; provided, however, that such subscription notification shall not affect or alter the amount of the increase in paid in capital to be agreed to by the assembly which shall be in an amount equal to the Required Capital Contribution adopted by the Board, and subject to reduction only as provided for above.

3.8           Failure to Make Agreed Required Capital Contribution. If any Party fails to pay to the Company the Required Capital Contribution in respect of the number of Shares for which it has subscribed, such Party shall be in default and the provisions of Section 8 shall apply, as well as the appropriate provisions of the Company’s Constating Documents. In guarantee of such payments, each Party that has subscribed for additional Shares shall endorse as a guarantee and delivery to the Company all of that Party’s certificates of Shares previously issued by the Company to such Party.

3.9           Funding by Shareholder Loans. The Parties agree that, should it become more advantageous to a majority of the Parties to contribute any additional funds that may be required by the Company pursuant to Approved Programs and Budgets by way of loans rather than equity, the Parties will do so by way of no fixed term non interest bearing unsecured shareholder loans in accordance with resolutions of the Board, and further agree to subordinate and postpone any such loans to any required development or production financing facility required by the Company.

3.10           Carried Interest. Notwithstanding any provision contained herein, the Parties agree that one-half of Diamond Hill’s initial Percentage Interest (being 10%) (the “Carried Interest”) shall be a carried interest and all costs and contributions required to be made in respect of such Carried interest shall be borne exclusively by Wildcat on Diamond Hill’s behalf from the date of this Agreement. For greater certainty, no adjustments to the Carried Interest shall be made under any provision in this Agreement, and the Vendor shall always hold, and the Parties shall vote their Shares as necessary to ensure that the Vendor holds, 10% of the Shares of the Company representing the Carried Interest.

3.11           Maintenance Costs. During the term of this Agreement Wildcat shall be solely responsible for and bear all costs required for maintaining the Property in good standing and, notwithstanding any provision contained herein, no adjustments to the Parties Percentage Interest shall be made as a result of such costs.

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4.	BOARD OF DIRECTORS

4.1           Duties of Directors. The Board shall, subject to the terms and conditions of this Agreement and the Constating Documents, determine overall policies, objectives, procedures, methods and actions of the Company.

4.2           Composition of Board. It is the intention of the Parties that if a Party has a majority of the aggregate Ownership Interests of the Parties, such Party shall have the controlling vote on the Board. Each Party shall vote its Shares so that the Board shall be comprised of three (3) Directors and so that the Party having at least 50.01% Ownership Interest shall be entitled to appoint two (2) nominees to the Board, the other Party or Parties (collectively if more than one) being entitled to appoint one. Each Director may in writing appoint an alternate to represent him and act and vote on his behalf in his absence, provided such alternate is acceptable to the remaining Directors, acting reasonably (any notice as to unacceptability being required to be given, if at all, within five (5) days of the appointment of such alternate).

4.3           Director’s Failure to Vote Agreement. Each Party shall cause the Director(s) that it nominates to cast all votes and take all other actions in their capacities as Directors in a manner consistent with this Agreement and so as to implement its terms and intent. The Parties will forthwith remove or cause the removal of any Director who acts in any manner that is inconsistent with the terms and conditions of this Agreement. Any action or failure to act by a Director that would be a breach of this Agreement if taken by a Party shall be deemed a breach of this Agreement by the Party that nominated such Director.

4.4           Frequency of Meetings. Subject to subsection 4.6, a meeting of the Directors of the Company shall be held at least semi annually in Vancouver, Canada unless all Directors agree otherwise. All other meetings of the Directors may take place by telephone or other communications facilities by which means all Directors participating in the meeting can hear each other. A Director participating in a meeting by conference telephone or other communications facilities shall be deemed to be present at the meeting and shall be counted in the quorum therefor and be entitled to speak and vote thereat.

4.5           Additional Meetings in Person. If personal attendance at a directors’ meeting is, in the reasonable opinion of a Party, required, that Party may call (no more than twice each calendar year in addition to the meeting referred to in subsection 4.4) such a meeting to be held at the place most conveniently located for the Board.

4.6           Notice of Directors’ Meetings. Any Director may call a meeting by giving seventy two (72) hours’ notice in writing of the time and place of such meeting and the general nature of the business to be conducted. Any Director may consent in writing to shorter notice of such meeting.

4.7           Quorum. A quorum required for the transaction of business at a meeting of the Board shall be two (2) persons or their alternates and one (1) of such Directors being a nominee of each Party. Notwithstanding the foregoing, if at the time scheduled for the meeting a quorum is not constituted because a nominee of one Party is not in attendance, the meeting shall be

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rescheduled to a time which is two (2) days thereafter at the same place and at such rescheduled meeting the quorum shall be two (2) Directors or their alternates with no requirement that one (1) of such directors be a nominee of each Party.

4.8           Decisions. Except as set out in subsection 4.9, any question, resolution, by law, matter or thing whatsoever submitted for decision or action at any meeting of the Board including, without limitation, a decision to approve a Program and Budget, shall require the affirmative vote of a majority of the Directors present, and if such vote shall not be obtained, the question, resolution, by law, matter or thing shall not be determined, passed or enacted.

4.9           Actions Requiring Unanimous Approval. The following matters shall require unanimous approval of the Board, even though one Party owns a majority of the Ownership Interest:

(a)

the abandonment, sale or disposition of all or substantially all of the Company Assets, except that such restriction shall not apply to sales or dispositions of Products, surplus or obsolete plant or equipment or other materials in the ordinary course of business;

(b)	the winding up of the Company;

(c)	amendment of the Constating Documents;

(d)	conducting activities other than Company Activities;

(e)	the alteration of the capital structure of the Company in any manner or the issuance of any Shares of the Company other than pursuant to section 3 hereof;

(f)	an amalgamation, merger or consolidation of the Company with any other company; and

(g)	the creation, abandonment, sale or disposition of any subsidiaries of the Company.

5.	TERM OF AGREEMENT

5.1           Unless mutually agreed by the Parties, this Agreement shall remain in effect for the duration of the Company and thereafter for so long as may be necessary in connection with the winding up, liquidation and dissolution of the Company.

6.	RESTRICTIONS ON ALIENATION

6.1           Restrictions on Transfer. Subject to Section 7, no Party (the “Transferor”) will transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate or agree to transfer or alienate (all of which are collectively referred to in this Section 6 as a “Transfer”) any or all of its Ownership Interest except in accordance with this Section 6.

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6.2           Transferee’s Covenant to be Bound. No Transfer of any of a Party’s Ownership Interest will be effective unless the Transferor is not in material default of any term or provision of this Agreement at the time of Transfer and until any proposed assignee, transferee, purchaser, grantee or encumbrancer of such Ownership Interest (“Transferee”) has executed and delivered to all parties an agreement in form and substance satisfactory to counsel for the remaining parties, related to this Agreement, containing:

(a)

a covenant by such Transferee with all parties to perform all of the obligations of the Transferor to be performed under this Agreement in respect of the Ownership Interest to be received by the Transferee; and

(b)	a provision subjecting any further Transfer of such Ownership Interest to the provisions of this Section 6;

and, unless consented to by the remaining Party (which consent may be given subject to reasonable conditions for the protection of the remaining Party), the Transferor will remain liable for the performance of all obligations assumed by the Transferee in default of the performance thereof by the Transferee.

6.3           Requirements for Transfer. No Party will Transfer any of its Ownership Interest except:

(a)	pursuant to a binding agreement in writing;

(b)	to a Party that has agreed to be bound by the terms of this Agreement and the Purchase Agreement; and

(c)	as a single transaction not directly or indirectly part of some other sale or purchase or agreement for any additional consideration of any nature whatsoever.

6.4           Notice of Proposed Transfer. Any Party (in this Section 6 called the “Offeror”) intending to Transfer its Ownership Interest will first give notice to the other Party (in this Section 6 called the “Offeree”) of such intention together with the terms and conditions on which the Offeror intends to Transfer its Ownership Interest. Any Transfer not made in accordance with the provisions of this Agreement will be null and void and of no force or effect.

6.5           Notice of Third Party Offer. If any Party (in this Section 6 also called the “Offeror”) receives any offer (“Third Party Offer”) from a third party (“Third Party”) to Transfer its Ownership Interest to such Third Party which it intends to accept, the Offeror will not accept the Third Party Offer unless and until the Offeror has first offered to Transfer its Ownership Interest to the other Party (in this Section 6 also called the “Offeree”) on the same terms and conditions as in the Third Party Offer and the same has not been accepted by the Offeree in accordance with subsection 6.8.

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6.6           Delivery and Content of Notice. Any communication of an intention to sell pursuant to subsection 6.4 or of an offer pursuant to subsection 6.5 (each an “Offer” for the purposes of this Section 6 only) will be delivered in accordance with Section 13 and will:

(a)

set out fully and clearly all of the terms and conditions of any intended Transfer together with a currency equivalent of any non cash consideration in Canadian dollars and an explanation of the manner in which such currency equivalent was obtained;

(b)

if it is made pursuant to subsection 6.5, include a photocopy of the Third Party Offer and clearly identify the Third Party and include such information as is known by the Offeror about the Third Party;

and such communication will be deemed to constitute an offer by the Offeror to the Offeree to Transfer the Offeror’s Ownership Interest to the Offeree on the terms and conditions set out in such Offer.

6.7           Offer Open For Acceptance. Any Offer made as contemplated in subsection 6.6 will be open for acceptance by the Offeree for a period of thirty (30) days from the date of receipt of the Offer by the Offeree.

6.8           Acceptance of Offer. If the Offeree accepts the Offer (which acceptance must be in respect of all of the Ownership Interest offered by the Offeror) within the time limited such acceptance will constitute a binding agreement between the Offeror and the Offeree to Transfer the Ownership Interest (or portion thereof in respect of which the Offer was accepted) to the accepting Offeree on the terms and conditions set out in such Offer.

6.9           Non Acceptance of Offer. If the Offeree does not accept the Offer within the time limited the Offeror may, subject to Section 6.16, complete a Transfer of the Ownership Interest on terms and conditions which are no more favourable to the potential transferee than those set out in the Offer and, where applicable, only upon exactly the same terms as the Third Party Offer and to the Third Party, and in any event such Transfer must be completed within one hundred and twenty (120) days from the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this article with respect to the Ownership Interest.

6.10           Only One Offer to be Outstanding. While any Offer is outstanding no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed in accordance with the provisions of this Section 6.

6.11           Failure to Comply. Each Party agrees that its failure to comply with the restrictions set out in this Section 6 would constitute an injury and damage to the other Party impossible to measure monetarily and, in the event of any such failure the other Party will, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any Transfer of a Party’s Ownership Interest, save in accordance with the provisions of this Section 6, and any Party intending to make a Transfer or

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making a Transfer contrary to the provisions of this section hereby waives any defence it might have in law to such injunctive relief.

6.12           Exceptions. The provisions of subsections 6.4 to 6.10 are subject to subsections 6.1 to 6.3, but subsections 6.4 to 6.10 do not apply to:

(a)	Transfers to an Affiliate, provided that each such Affiliate agrees to retransfer the Ownership Interest received prior to it ceasing to become an Affiliate; and

(b)	corporate reorganizations, mergers or similar transactions whereby:

	(i)	a Party is succeeded by another entity which holds substantially all of the assets and rights, and is subject to substantially all of the debts and liabilities, of the predecessor Party, and

	(ii)	effective control of the other entity has not been materially changed as a result of such reorganization, merger or similar transaction.

6.13           Intent of Exceptions. The Parties acknowledge that the intent of subsection 6.12 is to permit those transactions specifically referenced and not to allow a third party which is not an Affiliate of a Party to acquire a legal, beneficial or equitable ownership of that Party’s Ownership Interest by virtue of such transaction. Accordingly, if a Party Transfers its Ownership Interest in a circumstance which would otherwise be an exempted transaction within the provisions of subsection 6.12 and has, at the time of the otherwise exempt transaction, as one of its objectives (the proof of which will be on the Party seeking to challenge the status of the transaction) the intention of the eventual disposition, directly or indirectly, of that Party’s Ownership Interest to a person other than an Affiliate of that Party, such Party will not be entitled to rely upon the provisions of subsection 6.12 and the Transfer will not be an exempt Transfer for the purposes of that subsection.

6.14           Presumption of Intent. Without limitation, a Party will be deemed to have had the objective described in subsection 6.13 if, within one (1) year from the date of the otherwise exempt transaction pursuant to subsection 6.12, a controlling interest in the shares or other evidence of ownership of the assignee of such Party’s Ownership Interest is Transferred to any person other than an Affiliate of such Party. No Party will have the right to object to, or take any proceedings in respect of, any Transfer purported to be made pursuant to subsection 6.12 on the grounds that such transaction is, by reason of subsection 6.13, not an exempt Transfer pursuant to subsection 6.12 unless such objection is made known to the transferring Party and its assignee within two (2) years of the date of such Transfer.

6.15           Certificate and Registry Legend. All certificates representing Shares shall contain language to the effect that the Shares are subject to this Agreement, and a notation as to this Agreement shall also be reflected in the book of registry of Shares.

6.16           Tag-Along Rights. Where a Party or group of Parties (collectively, the “Target Shareholder”) receives and wishes to accept a bona fide offer from, or proposes to sell to, as the

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case may be (a “Trigger Offer”), a Third Party (a “Proposed Purchaser”), all or part of the Shares of the Target Shareholder, which would result in that Third Party owning or acquiring, through one transaction or a series of transactions, more than fifty percent (50%) of all the issued and outstanding Shares of the Company at that time, the Target Shareholder will not be permitted to dispose of all or part of its Shares to that Proposed Purchaser under the Trigger Offer unless the Target Shareholder first obtains from the Proposed Purchaser a bona fide offer (a “Tag-Along Offer”), addressed to each of the other Parties, under which the Proposed Purchaser offers to purchase all, but not less than all, of the Shares held by each of the other Parties, for the same price per Share and on substantially the same terms and conditions that the Proposed Purchaser is proposing to purchase the Target Shareholder’s Shares under the Trigger Offer. The Proposed Purchaser must deliver the Tag-Along Offer to all other Parties, and it must be accompanied by a copy of the Trigger Offer. Each of the other Parties shall be entitled to accept the Tag-Along Offer within 30 days after its receipt, by each of them. To be effective, any other Party wishing to accept the Tag-Along Offer must provide written acceptance thereof to the Proposed Purchaser within that 30-day acceptance period. The sale to the Proposed Purchaser of the Shares (or part thereof) held by the Target Shareholder under the Trigger Offer and the Shares held by those other Shareholders that have accepted the Tag-Along Offer must be completed by the relevant parties concurrently and in accordance with the terms of the Trigger Offer and the Tag-Along Offer. The provisions of this Section 6.16 shall not apply to any transfer of Shares that falls within Section 6.12. If all or any of the Shares of a Shareholder are transferred to another corporation or corporations as permitted under Section 6.12, that Shareholder shall ensure that the shares of the corporation or corporation that holds those transferred Shares are not transferred to a Third Party in such a manner as to circumvent the provisions and intent of this Section 6.16.

6.17           Drag-Along Rights - If Parties who hold at least seventy five percent (75%) of the Shares of the Company receive a bona fide offer from a Third Party to purchase all, but not less than all, of the Shares of the Company (a “Drag-Along Offer”), those Parties who hold at least seventy five percent (75%) of the Shares of the Company wish to accept the Drag-Along Offer, those Parties may require all other Parties to also accept the Drag-Along Offer, provided that:

(a)

the terms and conditions of the Drag-Along Offer, including the consideration to be paid on a pro rata basis, are no less favourable to the other Parties than they are to those Parties who received the Drag-Along Offer;

(b)

all payments to be made to the other Parties under the Drag-Along Offer are to be made in cash, certified cheque, bank draft or shares of a publicly-traded company forthwith upon acquisition of the Shares; and

(c)

no other Party is required to provide any representations and warranties, or give any undertaking or incur or assume any liability, in connection with the Drag- Along Offer, except the usual and customary representations relating to that Parties’ due authorization, ownership and unencumbered title to the Shares and, if applicable, corporate power.

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For greater certainty, the parties acknowledge that the restrictions on transfer provisions set out in clause 6.1 shall have no application in the event of a Drag-Along Offer.

7.	PERMITTED FINANCINGS AND REQUIREMENTS

7.1           Permitted Financings. A Party may, for the purposes of financing its contributions hereunder in connection with any production program to place a mine into production on the Property, assign, transfer, mortgage, pledge, charge, hypothecate or grant another form of security interest or all or any portion of its Ownership Interest.

7.2           Security Interests. If a Party grants a mortgage, pledge, charge or other form of security interest on its Ownership Interest to, a Permitted Lender to secure a loan or other indebtedness of a Party in a bona fide transaction pursuant to subsection 7.1, such mortgage, pledge, charge, hypothec or other form of security interest will be subordinate to the terms of this Agreement and the rights and interests of the other Parties under this Agreement. Upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering Party with respect to this Agreement, and it shall comply with and be bound by the terms and conditions of this Agreement.

7.3           Confirmation of Agreement on Request. Whether or not requested to do so in the context of an assignment of this Agreement, on the written request of a Party, the other(s) will promptly provide a statement addressed to any person designated by the requesting Party confirming if this Agreement is in full force and effect, whether it has been amended and, if so, particulars of any amendments, whether there are any outstanding defaults or disputes between the parties, and providing such other information as may be reasonably requested by the Permitted Lender.

7.4           Assignment to Permitted Lender. If this Agreement is assigned to a Permitted Lender by a Party (the “Assigning Party”) pursuant to this Section 7, the Parties agree that:

(a)

the Permitted Lender will not be responsible for any obligation of the Assigning Party under this Agreement until such time as the Permitted Lender notifies the other Parties that it is assuming the obligations of the Assigning Party hereunder;

(b)

if the remaining Parties have notice of such assignment, the remaining Parties will not modify or amend this Agreement without the prior written consent of the Permitted Lender, and any modification or amendment to this Agreement which is made without such consent shall be void as against the Permitted Lender;

(c)

upon the occurrence of an event of default under this Agreement, the remaining Parties will concurrently provide to any Permitted Lender of which they have notice copies of notice of any default by the Assigning Party which the remaining Parties may send to the Assigning Parties, and will afford to the Permitted Lender the same period of time to cure such default as may be provided in this Agreement or as the remaining Parties may allow the Assigning Party; and

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(d)

if an event of default occurs which cannot be cured or in respect of which there is no cure period under this Agreement, upon termination of this Agreement, the remaining Parties will provide written notice of such default and termination, and will allow the Permitted Lender thirty (30) days to enter into a new agreement on the same terms as this Agreement, and upon the Permitted Lender entering into such Agreement, the Permitted Lender will be entitled to all of the rights and subject to all of the obligations of the Assigning Party which have accrued to the date of termination of this Agreement.

8.	DEFAULT

8.1           Notice and Cure. Except in the case of default relating to the payment for Shares which have been subscribed to in accordance with subsection 3.3, which default shall be dealt with in accordance with subsection 3.8 and the Constating Documents of the Company, in the event a Party (the “Notifying Party”) believes that another Party (the “Defaulting Party”) is in default in the observance or performance of any of its covenants or obligations hereunder, the Notifying Party may give written notice to the Defaulting Party of such alleged default specifying the details of the same. The Defaulting Party shall have thirty (30) days following service of the notice within which to cure the default; or with respect to a default which cannot reasonably in all due diligence be cured within such period, to commence action in good faith to cure such default. Unless the Defaulting Party shall so comply or commence to comply, the provisions of subsection 8.2 shall apply. If the Defaulting Party believes that it is not in default it may give written notice to the Notifying Party, within the thirty (30) day period, stating such fact and, in such event, the Notifying Party must secure a final judicial determination by a court of competent jurisdiction that the default in fact exists. If there is a judicial determination that the Defaulting Party is in default, the provisions of subsection 8.2 shall not apply if the Defaulting Party cures the default within thirty (30) days following entry with the appropriate registry of such determination (or if an appeal of such, judgment is taken, following affirmation of such determination by the highest court to which such an appeal is made).

8.2           Failure to Cure. If a Defaulting Party has not cured a default as provided in subsection 8.1, the Party’s entire remaining Ownership Interest in the Company, other than the Carried Interest if applicable, shall be transferred and conveyed by the Defaulting Party to the other Parties in proportion to their then respective Ownership Interests or to the acquiring Parties’ designees. The Defaulting Party shall promptly execute all documents, instruments and assignments including, without limitation, endorsements of the corresponding certificates of Shares under the Constating Documents of the Company for proper recording in the Company’s book of registry of shares, confirming the transfer and conveyance of all of its right, title, and interest in and to its Ownership Interest to the other Parties, or their designees.

8.3           Damages in Lieu. Subsection 8.2 shall not apply to a default which by its nature is not retroactively curable if the Defaulting Party has used its best efforts to cure such a default to the extent practical and has paid the Notifying Party damages in respect of such default where damages are an appropriate remedy.

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9.	CONFIDENTIALITY

9.1           Confidentiality. The Parties, except as required by applicable Canadian and United States law or the rules and regulations of any stock exchange or other securities market upon which the shares of a Party or an Affiliate are listed, agree to treat all data, reports, records and other information relating to the Property and Company Operations (“Confidential Information”) as confidential, provided that if Confidential Information becomes available to the public without breach of this subsection 9.1, it shall no longer be deemed Confidential Information.

9.2           Disclosure of Confidential Information. Confidential Information shall not be disclosed to any third person except to auditors, legal counsel, investment bankers, institutional lenders and broker dealers of the Parties, provided that non Party users of Confidential Information are strictly limited to those purposes necessary for non Party users to perform the function for which they are retained by the Parties.

10.	NOTICE

10.1           Notice. Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

(a)	if to Diamond Hill at:

Diamond Hill Investments Corp.
5903 Larch Street
Vancouver, B.C.
V6M 4E5

Attention: President
Facsimile No.: (604) 267-1149

(b)	if to Wildcat at:

Wildcat Silver Corporation
400-837 West Hastings Street
Vancouver, B.C.
V6C 3N6

Attention: President
Facsimile No.: (604) 687-1715

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(c)	if to the Company at:

Arizona Minerals Inc. c/o 5903 Larch Street Vancouver, B.C. V6M 4E5

Attention: President Facsimile No.: (604) 267-1149

10.2 Any notice, direction or other instrument will:

(a)	if delivered, be deemed to have been given and received on the day it was delivered; and

(b)	if sent by facsimile, be deemed to have been given and received on the business day following the day it was so sent.

10.3           Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

11.	ARBITRATION

11.1            Requirement for Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of it, or any deadlock or inability of the Shareholders or the Board to agree on a course of action to be taken hereunder, will be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre in effect on the date hereof.

11.2           Arbitration Procedure. The Parties agree that:

(a)	the appointing authority will be the British Columbia International Commercial Arbitration Centre;

(b)	the case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its “Procedures for Cases under the BCICAC Rules”;

(c)	the place of arbitration will be Vancouver, British Columbia;

(d)	the number of arbitrators will be three; and

(e)	the language used in the arbitral proceeding will be English.

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11.3           Arbitration Fees. The arbitrators’ fees will be paid by both Parties in equal parts during the course of the arbitration but upon final decision of the dispute, the defeated Party will pay all costs and reimburse all arbitration costs, including the amounts paid by the prevailing Party, subject to the contrary decision of the arbitrators.

12.	GENERAL

12.1           Memorandum for Recording. This Agreement will be recorded in the Company’s book of registry of shares in order to provide notice to interested third parties, as appropriate.

12.2           Laws and Regulations. This Agreement will be governed by the law of British Columbia and is subject to all applicable laws, rules and regulations of public bodies having jurisdiction over Company Operations or the development or operation of the Property.

12.3           Title Headings. The title headings of the respective sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to be a part of this Agreement or considered in construing this Agreement.

12.4           Further Instruments. The Parties agree that they will execute any and all other instruments as may be necessary or required to carry out and effectuate any and all of the provisions of this Agreement.

12.5           Binding Effect. This Agreement shall be binding upon and enure to the benefit of the Parties and their successors and permitted assigns.

12.6           Complete Agreement. The Share Purchase Agreement and this Agreement, including all of their respective exhibits, constitute the complete understanding of the Parties with respect to the Property, the Company and their Ownership Interests. All previous agreements, except the Share Purchase Agreement, are superseded. No modification or alteration of this Agreement shall be effective unless in writing and executed by the Parties. No prior written or contemporaneous oral promises, representations or agreements, except the Agreement, shall be binding upon the Parties.

13.	EFFECTIVE DATE

13.1 Notwithstanding the actual date of execution of this Agreement by each of the Parties hereto, the Parties intend and declare that this Agreement will be effective as and from the 18th day of May, 2006 as if each Party had executed and delivered it on such date.

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     IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized representatives in that behalf as of the 18th day of May, 2006.

WILDCAT SILVER CORPORATION
By:
Title:

DIAMOND HILL INVESTMENT CORP.
By:
Title:

ARIZONA MINERALS INC.
By:
Title: